Exhibit 10 (xxi)

AMENDMENT NO. 6
TO THE RETIREMENT BENEFIT PLAN
FOR ALFRED M. RANKIN, JR.
(As Amended and Restated Effective as of January 1, 1994)

     NACCO Industries, Inc. hereby adopts this Amendment No. 6 to the Retirement Benefit Plan for Alfred M. Rankin, Jr. (As Amended and Restated Effective January 1, 1994) (the “Plan”), to be effective as of January 1, 2004. Words used herein with initial capital letters which are defined in the Plan are used herein as so defined.

Section 1

     Section 3.4(a) of the Plan is hereby amended in its entirety to read as follows:

     “(a) Definitions. For purposes of this Section, the following terms shall have the following meanings:

     (i) “Earnings Before Interest After-Tax ” is defined as the sum of (A) Consolidated Net Income for NACCO Industries, Inc. for the subject year before Extraordinary Items and Cumulative Effect of Accounting Changes as defined by US generally accepted accounting principles (“GAAP”) plus (B) After-Tax Consolidated Interest Expense;

     (ii) “After Tax Consolidated Interest Expense” is defined as Consolidated Interest Expense multiplied by (1 minus the Marginal Tax Rate). The Marginal Tax Rate is defined as the tax rate applicable to an incremental amount of income. The Marginal Tax Rate for NACCO Industries, Inc. is 38% for 2004;

     (iii) “Consolidated Interest Expense” is defined as Consolidated Interest Expense as defined by US GAAP;

     (iv) “Total Capital Employed” is defined as the sum of (A) Average Consolidated Shareholders’ Equity for NACCO Industries, Inc. as determined under US GAAP) plus (B) Average Consolidated Debt as determined under US GAAP, each determined at the beginning of the subject year and the end of each month of the subject year and dividing by thirteen;

     (v) “Consolidated Debt” is defined as the consolidated debt incurred by NACCO Industries, Inc. under revolving credit agreements, capital lease obligations, current maturities of long-term debt and long-term debt;

     (vi) “NMHG Retail Adjustments” is defined as adjustments to Consolidated Net Income before Extraordinary Items and Cumulative Effect of Accounting Changes, Consolidated Interest Expense, Consolidated Shareholders’ Equity and Consolidated Debt to exclude: the sum of (A) the results of the Retail Division of NACCO Materials Handling Group, Inc. (“NMHG”) as determined under US GAAP plus (B) the corresponding Consolidated Eliminations related to the inclusion of NMHG’s Retail Division as determined under US GAAP, plus (C) the debt and related interest expense recorded by NMHG related to loans to NMHG’s Retail Division;

     (vii) “HB/PS Adjustments” is defined as adjustments to Consolidated Net Income to exclude the manufacturing change program and CPSC charges, if any;

     (viii) “Fixed Income Fund” shall mean the Stable Asset Fund under the Profit Sharing Plan or any equivalent fixed income fund under such Plan that is designed by the NACCO Industries, Inc. Retirement Funds Investment Committee as the successor to the Stable Asset Fund; and

     (ix) ROTCE means NACCO Industries, Inc.’s consolidated Return on Total Capital Employed (excluding NMHG Retail and HB/PS Adjustments) for the applicable time period calculated as follows:

Earnings Before Interest After-Tax (after NMHG Retail Adjustments and HB/PS Adjustments)

                                                                divided by
Total Capital Employed (after NMHG Retail Adjustments and HB/PS Adjustments)

ROTCE shall be determined at least annually by the Employer.”

     EXECUTED this 24th day of March, 2004.

NACCO INDUSTRIES, INC.

By:	/s/ Charles A. Bittenbender

Title:	Vice President, General Counsel and Secretary